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As filed with the Securities and Exchange Commission on July 10, 2014.

Registration No. 333-196875

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRADIMED CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3841	73-1408526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1025 Willa Springs Dr.
Winter Springs, FL 32708
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Roger Susi
President
iRadimed Corporation
1025 Willa Springs Dr.
Winter Springs, FL 32708
(407) 677-8022
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leib Orlanski, Esq. Anh Q. Tran, Esq. Mark L. Hammes, Esq. K&L Gates LLP 10100 Santa Monica Blvd., Seventh Floor Los Angeles, CA 90067 (310) 552-5000	Michael J. Kinkelaar, Esq. Aaron B. Sokoloff, Esq. Procopio, Cory, Hargreaves &Savitch LLP 525 B Street, Suite 2200 San Diego, CA 92101 (619) 238-1900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Amount
SEC Filing Fee	$1,649
FINRA Filing Fee	2,195
The NASDAQ Capital Market Listing Fee	50,000
Accounting Fees and Expenses	150,000
Legal Fees and Expenses	500,000
Transfer Agent and Registrar Fees and Expenses	2,000
Printing Expenses	60,000
Miscellaneous Expenses	34,156

$800,000

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

        Our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys'), judgments, fines, penalties, and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit, or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person's heirs, executors, and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15.    Recent Sales of Unregistered Securities.

        From January 1, 2011 through March 31, 2014, the Registrant has granted stock options under the 2005 Incentive Stock Plan, as amended to directors, officers, and employees to purchase an aggregate of 1,421,942 shares of common stock, giving effect to the 1.75:1 conversion ratio effected in the reincorporation merger, with exercise prices ranging from $0.93 per share to $3.30 per share, with a weighted average exercise price of $1.25 per share. The issuances were made pursuant to the Registrant's 2005 Incentive Stock Plan in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or in reliance on Section 4(a)(2) (formerly Section 4(2)) promulgated under the Securities Act as transactions by an issuer not involving a public offering.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

    See Exhibit Index immediately following the signature page to this registration statement.

        All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the related notes to financial statements thereto.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5)   (ii) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (6)   For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (f)    The undersigned registrant hereby undertakes to provide to the representative of the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i)    The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Springs, State of Florida on this 10th day of July, 2014.

IRADIMED CORPORATION
By:	/s/ ROGER SUSI Roger Susi Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ ROGER SUSI Roger Susi		Chief Executive Officer, President, and Director (principal executive officer)	July 10, 2014
/s/ CHRIS SCOTT Chris Scott		Chief Financial Officer and Secretary (principal financial and accounting officer)	July 10, 2014
* James Hawkins		Chairman of the Board	July 10, 2014
* Serge Novovich		Director	July 10, 2014
* Monty Allen		Director	July 10, 2014
*By:	/s/ ROGER SUSI Roger Susi Attorney-in-fact

 EXHIBIT INDEX

Exhibit No.		Description
1.1		Underwriting Agreement

3.1		Certificate of Incorporation

3.2	(1)	Amended and Restated Bylaws

4.1	(1)	Specimen common stock certificate

4.2		Form of Underwriter Compensation Warrant Agreement

4.3	(1)	Investors' Rights Agreement dated February 26, 2005

5.1		Opinion of K&L Gates LLP

10.1	(1)+	iRadimed Corporation 2005 Incentive Stock Plan adopted February 1, 2005

10.2	(1)+	Form of Stock Option Agreement for iRadimed Corp. 2005 Incentive Stock Plan

10.3	(1)+	Iradimed Corporation 2014 Equity Incentive Plan

10.4	(1)+	Form of Stock Option Agreement for iRadimed Corporation 2014 Equity Incentive Plan

10.5	(1)	Lease Agreement regarding 7457 Aloma Avenue dated April 12, 2011 between Roberts Supply Profit Sharing, LLC and the Registrant

10.6	(1)	Amendment to Lease Agreement regarding 7457 Aloma Avenue dated September 16, 2013 between Roberts Supply Profit Sharing, LLC and the Registrant

10.7	(1)	Lease Agreement regarding 1025 Willa Springs Dr. dated January 17, 2014 between Susi, LLC and the Registrant

10.8	(1)+	Employment Agreement between the Registrant and Christopher K. Scott dated December 16, 2013

10.9	(1)+	Employment Agreement between the Registrant and Roger Susi dated April 14, 2014

10.10	(1)+	Employment Agreement between the Registrant and Brent Johnson dated December 7, 2011

10.11	(1)†	Supply Agreement between the Registrant and Fukoku Co., Ltd. dated January 26, 2014

10.12	(1)	Patent Assignment Agreement by Roger E. Susi to the Registrant dated June 26, 2006

10.13	(1)	Patent Assignment Agreement by Roger E. Susi to the Registrant dated June 26, 2006

10.14	(1)	Patent Assignment Agreement by Roger E. Susi to the Registrant dated June 26, 2006

10.15	(1)	Patent Assignment Agreement by Roger E. Susi to the Registrant dated October 29, 2007

10.16	(1)	Patent Assignment Agreement by Roger E. Susi to the Registrant dated August 28, 2008

10.17	(1)	Patent Assignment Agreement by Roger E. Susi and David Hefele to the Registrant dated December 3, 2008

10.18	(1)	Patent Assignment Agreement by Roger E. Susi to the Registrant dated December 15, 2009

23.1	(1)	Consent of McGladrey LLP, Independent Registered Public Accounting Firm

23.2		Consent of K&L Gates, LLP (included in Exhibit 5.1)

Exhibit No.		Description
24.1	(1)	Power of Attorney (included in the signature page to this registration statement)

+
Indicates a management contract or a compensatory plan.
†
Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.
(1)
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX